Exhibit 10.33

revised

August 5, 2019

Ms. Celia Eckert

Dear Ms. Eckert,

Congratulations!  I am pleased to confirm our offer of a position as Vice President, General Counsel and Corporate Secretary reporting to the President & CEO.  The specifics of this offer, subject to approval by the Board of Directors, are as follows:

•	Start date of September 3rd, 2019
•	Annual base salary of Three Hundred Seventy Five Thousand dollars ($375,000), less standard withholdings and deductions, payable in accordance with the Company’s standard payroll procedures.
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Eligibility for discretionary increases and performance bonuses (target 40%) in accordance with the Company’s programs less standard withholdings and deductions, with metrics dependent upon corporate and individual performance.  You are eligible for a prorated portion of the 40% target in 2019 and will be eligible for the full 40% target in 2020.  Any bonus you earn will be paid out in cash and/or stock in accordance with the Company’s standard practice.

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Options for Ninety One Thousand Two Hundred Ninety Two (91,292) shares of Xencor Common Stock valued at approximately $1.9MM (based on the 6/30/2019 Black-Scholes value of $21.36)  vesting over the Company’s standard vesting schedule;  (i) twenty five percent (25%) of the options shall vest on the one-year anniversary of the Start Date: (ii) the balance of the option shares shall vest at the rate of 1/48th on the final date of each month thereafter: and (iii) you must be employed by the Company on each applicable vesting date.  The exercise price of the option shares is equal to the fair market value of the Common Stock on the grant date.  The options shall be subject to and governed by the Company’s 2013 Equity Plan (the “Plan”).

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The Company shall reimburse you the amount of the following expense you incur on or before 24 months from your start date, up to One Hundred Thousand dollars ($100,000) (the “Relocation Payments”): (i) reasonable costs associated with the sale of your current primary residence, including reimbursement of payment of real estate commissions to your  real estate agent; but specifically excluding any “loss” as a result of your  sale of your primary residence (as determined by comparing the original purchase price paid by you for your primary residence, compared to the price at which you sell your primary residence) and (ii) relocation costs (including temporary housing, move and travel).  All such Relocation Payments that are subject to taxation will be grossed up accordingly upon submission of expense receipts for reimbursement set forth below.  The Relocation Payments (and related tax gross up) are an advance and will be paid to you, as applicable, prior to being earned by you.

If you cease to be employed by the Company for any reason prior to the twelve (12) month anniversary of the Commencement Date, you must repay to the Company all Relocation Payments that the Company had provided to you as of the employment termination date.

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Eligibility to participate in the Company Employee Stock Purchase Plan (ESPP).  The Plan allows for purchase of Company stock at a discount less than the fair market value of the Company’s stock on the purchase date, subject to certain limitations.

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Eligibility for participation in the Company’s employee benefits plan including medical, dental and life insurance, subject to the terms, conditions and limitations of the plans.   The Company reserves the right to modify its benefits plan as needed.

•	401(k) plan (matching by Xencor)
•	Paid Personal Leave (PPL) accrual at 18 days/year
•	9 holidays/year
•	Termination without Cause:

In the event the Company terminates your employment without Cause, you shall be eligible for the following benefits:  (i) a cash payment equivalent to twelve (12) months of your base salary at the rate in effect as of the effective date of such termination and (ii) if you are eligible for and timely elect continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following your termination, the Company will pay your COBRA group health insurance premiums for you and your eligible dependents until the earliest of (A) the close of the twelve (12) month period following the termination of your employment (the “COBRA Payment Period”), (B) the expiration date of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.  References to COBRA premiums shall not include any amounts payable by you under an Internal Revenue Code Section 125 health care reimbursement plan.  Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs of penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether you elect continued  health coverage under COBRA, in lieu of providing the COBRA premiums, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA Premiums of that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), which payments shall continue on until the earlier of expiration of the COBRA Payment Period or the date when you become eligible for the substantially equivalent health insurance coverage in connection with new employment or self-employment.  As a condition to receipt of these severance-related benefits, you must provide to the Company a fully-executed and non-revocable release of claims in a form acceptable to the Company.

•	Change of Control:

In the event the Company terminates your employment without Cause in connection with a Change in Control of the Company (for purposes of this Agreement, “Change in Control” shall have the meaning specified in the Plan) which occurs prior to the one year anniversary of the Start Date, the number of vested option shares available for you to immediately exercise shall be calculated as if you had remained employed by the Company for one (1) additional year.  In the event the Company terminates your employment in connection with a Change in Control which occurs after the one year anniversary of the Start Date, all (100%) of the option shares shall be fully vested and immediately exercisable.  A termination of employment shall be deemed to be in connection with a Change in Control if it is initiated by the Company and is effective within ninety (90) days prior to twelve (12) months after the effective date of the Change in Control of the Company.  As a condition to this accelerated vesting you must provide to the Company a fully-executed and non-revocable release of claims in a form acceptable to the Company.

This offer is contingent upon your executing a Proprietary Information and Inventions Agreement to be prepared by Xencor and completing a Federal Employment Eligibility Verification form (INS I-9).

By signing this letter, you understand and agree that your employment with Xencor is at-will.  Therefore, your employment can terminate, with or without cause, and with or without notice, at any time, at your option or Xencor’s option, and Xencor can terminate or change all other terms and conditions of your employment, with or without cause, and with or without notice, at any time.  This at-will relationship will remain in effect throughout your employment at Xencor or any of its subsidiaries or affiliates.  This letter constitutes the entire agreement, arrangement and understanding between you and Xencor on the nature and terms of your employment with Xencor.  This letter supersedes any prior or contemporaneous agreement, arrangement or understanding on this subject matter.

By executing this letter as provided below, you expressly acknowledge the termination of any such prior agreement, arrangement or understanding.  Also, by your execution of this letter, you affirm that no one has made any written or verbal statement that contradicts the provisions of this letter.  The at-will nature of your employment, as set forth in this paragraph, can be modified only by a written agreement signed the Chief Executive Officer and you, which expressly alters it.  This at-will relationship may not be modified by any oral or implied agreement, or by any Company policies, practices or patterns of conduct.

If this offer is suitable, please sign and date this letter and retain the copy for your records.

Sincerely,

/s/ Bassil Dahiyat

Bassil I. Dahiyat
President & CEO

I have read and understand the terms of employment described in this letter and consent to all of the terms and provisions contained herein.

/s/ Celia Eckert	August 6, 2019
Signature of acceptance	Date